CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements No. 333-264164 and No. 333-279273 on Form S-8 of Embecta Corp. of our report dated July 31, 2026, relating to the consolidated financial statements of Owen Mumford Holdings Limited as of and for the year ended September 30, 2025 appearing in this Current Report on Form 8-K/A of Embecta Corp.

/s/ ERNST & YOUNG LLP
Bristol, United Kingdom
July 31, 2026